Exhibit 99.1

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2021 Results

Fourth Quarter Fiscal 2021 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $13.9 million compared to $17.0 million
●	Loss from operations of $(22.6) million compared to $(17.1) million
●	Unrestricted cash and cash equivalents of $432.2 million as of October 31, 2021 compared to $149.9 million as of October 31, 2020
●	Backlog of $1.29 billion as of October 31, 2021 comparable to backlog as of October 31, 2020

Fiscal Year 2021 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $69.6 million compared to $70.9 million
●	Loss from operations of $(64.9) million compared to $(39.2) million
●	Net loss of $(101.0) million compared to $(89.1) million
●	Adjusted EBITDA of $(35.7) million compared to $(17.7) million

DANBURY, CT – December 29, 2021 -- FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology—with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy—today reported financial results for its fourth fiscal quarter and fiscal year ended October 31, 2021 and key business highlights.

“We are pleased with the continued advancement throughout the year of our strategic agenda in terms of infrastructure, solutions and talent to support achieving our long-term goals. We finished fiscal year 2021 with slightly lower revenue compared to fiscal year 2020, but we continued to make important progress on our in-flight projects as well as new technology and applications under development, such as the successful demonstration of the effectiveness of our solid oxide fuel cell,” said Mr. Jason Few, President and CEO. “Since the end of fiscal year 2021, we have favorably resolved our legal proceedings with POSCO Energy Co., Ltd. and clarified our access to the Asian market. We have also advanced through commissioning our 7.4 megawatt power platform located at the U.S. Navy Submarine Base in Groton, CT and our 7.4 megawatt power platform in Yaphank, NY. And, importantly, we extended our joint development agreement with ExxonMobil Research and Engineering Company until April 30, 2022.”

“We continue to make progress against and evolve our Powerhouse Business Strategy, which we launched two years ago,” continued Mr. Few. “As we have advanced, so must our strategy, and we are evolving our strategy to now focus on the key pillars of Grow, Scale and Innovate. We are in a unique period of time where our solutions are increasingly sought after to help solve energy and environmental challenges. We are working toward accelerating the development and deployment of our platforms to position the company to capture the substantial growth opportunity we foresee for both our carbonate and solid oxide solutions.”

“This plan for growth drives the need for expanding operational capabilities and growing talent. We believe our opportunities for commercial success have increased with the resolution of our legal proceedings with POSCO Energy, which includes a commitment to order 20 fuel cell modules from us to service POSCO Energy’s existing installed base of carbonate fuel cell platforms. Lastly, I am proud to report that we have met our annualized production rate target of 45 megawatts on a single shift at our Torrington facility, up from 17 megawatts at the end of fiscal year 2020.”

“Looking forward, we are focused on executing against our existing project backlog, while simultaneously increasing our annualized production rate, repositioning our brand for the future and building the next generation sales structure,” continued Mr. Few. “We are investing in our business to enhance our

FuelCell Energy Fourth Quarter And Fiscal Year 2021 Results  Page 2

capabilities across the organization and position the business to accelerate growth leveraging our current commercially-available platforms and accelerating the commercialization of our differentiated solid oxide technology delivering electrolysis, long-duration hydrogen energy storage, and hydrogen power generation given the increasing energy transition opportunities we see before us. We look forward to discussing more around our growth opportunities and initiatives as part of our investor day in March.”

Mr. Few concluded, “Fiscal year 2020 was a year in which we focused on solving our operational challenges, whereas fiscal year 2021 was defined by improved execution against our backlog, investing in the capabilities of our global team, improving platform performance, and working to take technology innovations from the laboratory to commercial deployment. As we move into fiscal year 2022, we are invigorated by our emphasis on growth, scale, innovation and execution. The initial work under our Powerhouse Business Strategy built the foundation over the past couple of years, and the addressable opportunities globally given our repositioned company have never been greater for FuelCell Energy.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended October 31,			Twelve Months Ended October 31,
(Amounts in thousands)	2021	2020	Change	2021	2020	Change
Total revenues	$ 13,935	$ 16,999	-18%	$ 69,585	$ 70,871	-2%
Gross loss	(8,365)	(8,045)	4%	(15,639)	(7,725)	102%
Loss from operations	(22,554)	(17,122)	32%	(64,902)	(39,166)	66%
Net Loss	(24,151)	(18,856)	28%	(101,025)	(89,107)	13%
EBITDA	(17,603)	(11,573)	52%	(45,030)	(19,789)	128%
Net loss attributable to common stockholders	(24,981)	(19,656)	27%	(104,255)	(92,438)	13%
Net loss per basic and diluted share	$ (0.07)	$ (0.08)	-13%	$ (0.31)	$ (0.42)	-26%

Adjusted EBITDA	$(11,861)	$ (8,550)	39%	$(35,713)	$ (17,704)	102%

Fourth Quarter of Fiscal 2021 Results

Note: All comparisons between periods are between the fourth quarter of fiscal 2021 and the fourth quarter of fiscal 2020, unless otherwise specified.

Fourth quarter revenue of $13.9 million represents a decrease of 18%, driven by a $5.6 million decrease in service agreements and license revenues discussed below.

●	Service agreements and license revenues decreased 102% to $(0.1) million from $5.4 million. The decrease in revenue is primarily due to the fact that there were no module exchanges during the fourth quarter of fiscal 2021. The Company also recorded a $1.0 million reduction in service revenues as a result of higher future cost estimates related to future module exchanges compared to the Company’s prior estimates, which more than offset recognized revenue in the quarter.

●	Generation revenues increased 31% to $6.7 million from $5.1 million primarily due to higher operating output of the generation fleet portfolio as a result of investments in maintenance activities and an increase in the size of the fleet.

●	Advanced Technologies contract revenues increased 14% to $7.3 million from $6.4 million. Advanced Technologies contract revenues recognized under the Joint Development Agreement with ExxonMobil Research and Engineering Company (“EMRE”) increased by approximately $0.4 million, reflecting continued performance under our Joint Development Agreement with EMRE during the quarter. The increase in Advanced Technologies contract revenues also reflects an increase in revenue recognized under government contracts of $0.5 million.

FuelCell Energy Fourth Quarter And Fiscal Year 2021 Results  Page 3

Gross loss for the fourth fiscal quarter of 2021 totaled $(8.4) million, compared to a gross loss of $(8.0) million in the comparable prior-year quarter. The higher gross loss for the fourth fiscal quarter of 2021 was the result of impairment charges of $2.8 million related to the Company’s Toyota Project, $1.8 million related to the development cost of two projects no longer being pursued, and $0.4 million related to the Company’s Triangle Street Project, as well as cost estimate adjustments related to future module replacements which resulted in a negative margin impact of approximately $2.6 million. Partially offsetting these charges and adjustments were improved generation gross margin primarily related to an increase in revenues, a decrease in depreciation expense, and higher Advanced Technologies gross margin primarily related to the mix of funded contracts in the quarter.

Operating expenses for the fourth fiscal quarter of 2021 increased to $14.2 million from $9.1 million in the fourth fiscal quarter of 2020. Administrative and selling expenses in the fourth fiscal quarter of 2021 included higher legal expenses associated with tax equity financings and additional share-based compensation expense due to the grants made in November 2020 under our Long-Term Incentive Plan. Research and development expenses of $3.5 million during the fourth fiscal quarter of 2021 reflect increased spending on the Company’s hydrogen commercialization initiatives compared to the comparable prior year period.

Net loss was $(24.2) million in the fourth fiscal quarter of 2021, compared to net loss of $(18.9) million in the fourth fiscal quarter of 2020, due to higher operating expenses and a higher gross loss for the fourth fiscal quarter of 2021 compared to the fourth fiscal quarter of 2020. The fourth fiscal quarter of 2020 included a $2.2 million favorable adjustment for the fair value of the common stock warrants issued to the lenders under the Company’s now extinguished credit facility with Orion Energy Partners Investment Agent, LLC and its affiliated lenders (the “Orion credit facility”), and the fourth fiscal quarter of 2021 included lower interest expense as a result of the early repayment of all amounts owed under the Orion credit facility.

The net loss per share attributable to common stockholders in the fourth fiscal quarter of 2021 was $(0.07), compared to $(0.08) in the fourth fiscal quarter of 2020. The lower net loss per common share was primarily due to the higher weighted average shares outstanding due to share issuances since October 31, 2020, partially offset by the higher net loss attributable to common stockholders.

Adjusted EBITDA totaled $(11.9) million in the fourth fiscal quarter of 2021, compared to Adjusted EBITDA of $(8.6) million in the fourth fiscal quarter of 2020. Please see the discussion of non-GAAP financial measures, including EBITDA and Adjusted EBITDA, as well as applicable reconciliations in the appendix at the end of this release.

Cash, Restricted Cash and Financing Update

On June 11, 2021, the Company entered into an Open Market Sale Agreement with Jefferies LLC and Barclays Capital Inc. (the “Agents”) with respect to an at the market offering program under which the Company may, from time to time, offer and sell shares of the Company’s common stock having an aggregate offering price of up to $500 million. Pursuant to the Open Market Sale Agreement, the Company paid the Agent making each sale a commission equal to 2.0% of the aggregate gross proceeds it received from such sale by such Agent of shares under the Open Market Sale Agreement. From the date of the Open Market Sale Agreement through October 31, 2021, approximately 44.1 million shares were sold under the Open Market Sale Agreement at an average sales price of $8.56 per share, resulting in gross proceeds of $377.2 million, before deducting expenses and sales commissions. Net proceeds to the Company totaled approximately $369.7 million after deducting commissions and offering expenses totaling approximately $7.5 million. The Company plans to use the net proceeds from this offering to accelerate the development and commercialization of our Advanced Technologies products, including our solid oxide platform, for project development, for internal research and development, to invest in capacity expansion for solid oxide and carbonate fuel cell manufacturing, and for project financing, working capital support, and general corporate purposes.

FuelCell Energy Fourth Quarter And Fiscal Year 2021 Results  Page 4

Cash and cash equivalents and restricted cash and cash equivalents totaled $460.2 million as of October 31, 2021 compared to $192.1 million as of October 31, 2020. The breakdown of unrestricted and restricted cash is as follows:

●	As of October 31, 2021, unrestricted cash and cash equivalents totaled $432.2 million, compared to $149.9 million of unrestricted cash and cash equivalents as of October 31, 2020.
●	As of October 31, 2021, restricted cash and cash equivalents totaled $28.0 million, of which $11.3 million was classified as current and $16.7 million was classified as non-current, compared to $42.2 million of restricted cash and cash equivalents as of October 31, 2020, of which $9.2 million was classified as current and $33.0 million was classified as non-current.

Fiscal Year 2022 Projected Investments

The Company has determined, in connection with the evolution of its business strategy, that it will focus on continued investment in the Company to achieve long-term growth, rather than focusing on shorter-term financial metrics such as revenue growth and Adjusted EBITDA.

Expected expenditures in fiscal year 2022 include:

●	Capital expenditures are expected to range between $40 million to $50 million for fiscal year 2022, compared to capital expenditures of $6.4 million in fiscal year 2021, which includes expected investments in our factories for carbonate and solid oxide production capacity expansion, the addition of test facilities for new products and components, the expansion of our laboratories and upgrades to and expansion of our business systems.

●	Company funded research and development activities are expected to increase to $45.0 million to $55.0 million in fiscal year 2022 (compared to approximately $11.3 million in fiscal year 2021) as we expect to accelerate commercialization of our Advanced Technologies solutions including distributed hydrogen, long duration hydrogen-based energy storage and hydrogen power generation.

Operations Update

“During the fourth quarter, the Company continued its year-long focus on increasing operational capability, including ramping-up the annualized production rate at the Torrington, Connecticut manufacturing facility to 45 megawatts annually,” commented Michael Lisowski, EVP and Chief Operating Officer. “I am proud to say that, as of November 2021, the Company has achieved this targeted production rate, which was accomplished using only a single manufacturing shift. Our continuous improvement initiatives focus on all facets of manufacturing, such as direct material flow, elimination of waste, and reduction/optimization of production cycle times in assembly and conditioning, all of which were implemented with a continued focus on the health and safety of our workforce. In the field, we made a number of improvements to existing operating platforms, and we saw improvement in terms of generation output and uptime across the fleet.”

LIPA – Yaphank (Long Island), NY. On-site civil construction of this 7.4 MW project is materially complete and the project has achieved mechanical completion. The project is expected to achieve commercial operations on or before December 31, 2021.

In November 2021, the Company closed on a tax equity financing transaction with Franklin Park for this project. Franklin Park’s tax equity commitment totals $12.4 million. As part of the closing in November, the Company received approximately $3.2 million of the total commitment following declaration of mechanical completion. Upon commercial operation being declared, the Company expects to draw the remaining amount of the commitment, approximately $9.2 million.

FuelCell Energy Fourth Quarter And Fiscal Year 2021 Results  Page 5

Groton Sub Base.  As previously disclosed, subsequent to minor issues encountered during the early commissioning process, the Company completed all necessary repairs in November 2021 and has resumed commissioning activities. The Company expects to complete commissioning and achieve commercial operations in mid-January 2022. Once completed, this platform is expected to demonstrate the ability of FuelCell Energy’s platforms to perform at high efficiencies and provide low CO2 to MWh output. Incorporation of the platform into a microgrid is expected to demonstrate the ability of FuelCell Energy’s platforms to increase grid stability and resilience while supporting the U.S. military’s efforts to fortify base energy supply and demonstrating the Navy’s commitment to clean reliable power.

In August 2021, the Company closed on a tax equity financing transaction with East West Bancorp, Inc. (“East West Bank”) for this project. East West Bank’s tax equity commitment totals $15 million. As part of the closing in August, the Company received $3 million of the total commitment.

Toyota -- Port of Long Beach, CA. This 2.3 MW trigeneration platform will produce electricity, hydrogen and water. Fuel cell platform equipment has been built and delivered to the site, and civil construction work is underway. The project is expected to achieve commercial operations on or before June 30, 2022. If commercial operations are delayed beyond June 30, 2022, an extension would be required from Toyota who may or may not grant such extension in its sole discretion.

Derby, CT. On-site civil construction of this 14.0 MW project has advanced, the Company has largely completed the foundational construction, and balance of plant components have been delivered and installed on site. This utility scale fuel cell platform will contain five (5) SureSource 3000 fuel cell systems that will be installed on engineering platforms alongside the Housatonic River.

Backlog

	As of October 31,
(Amounts in thousands)	2021	2020	Change
Service	$ 125,918	$ 146,810	-14.2%
Generation	1,099,006	1,067,228	3.0%
License	22,182	22,182	0.0%
Advanced Technologies	40,763	49,153	-17.1%
Total Backlog	$1,287,869	$ 1,285,373	0.0%

Backlog was largely unchanged year-over-year, reflecting the continued execution of backlog and adjustments to generation backlog, primarily resulting from module exchanges with higher future output and revenues expected and the inclusion of the project with United Illuminating in Derby, Connecticut which was awarded in the second quarter of fiscal year 2021.  Advanced Technologies backlog reflects new contracts from the U.S. Department of Energy partially offset by work performed under our joint development agreement with ExxonMobil Research and Engineering Company.

Only projects for which we have an executed power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

FuelCell Energy Fourth Quarter And Fiscal Year 2021 Results  Page 6

Conference Call Information

FuelCell Energy will host a conference call today beginning at 8:00 a.m. EDT to discuss fourth quarter and full year results for fiscal year 2021 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the December 29 earnings call event, or click here.

●	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 2758514.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. Forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. These statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity and energy prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to implement our strategy; our ability to reduce our levelized cost of energy and our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to

FuelCell Energy Fourth Quarter And Fiscal Year 2021 Results  Page 7

reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy#

FuelCell Energy Fourth Quarter And Fiscal Year 2021 Results  Page 8

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2021	October 31, 2020
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$432,213	$149,867
Restricted cash and cash equivalents – short-term	11,268	9,233
Accounts receivable, net	14,730	9,563
Unbilled receivables	8,924	8,041
Inventories	67,074	50,971
Other current assets	9,177	6,306
Total current assets	543,386	233,981

Restricted cash and cash equivalents – long-term	16,731	32,952
Project assets	223,277	161,809
Inventories – long-term	4,586	8,986
Property, plant and equipment, net	39,416	36,331
Operating lease right-of-use assets, net	8,109	10,098
Goodwill	4,075	4,075
Intangible assets, net	18,670	19,967
Other assets	16,998	15,339
Total assets (1)	$875,248	$523,538
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$10,085	$21,366
Current portion of operating lease liabilities	1,032	939
Accounts payable	19,267	9,576
Accrued liabilities	16,099	15,681
Deferred revenue	6,287	10,399
Preferred stock obligation of subsidiary	-	938
Total current liabilities	52,770	58,899

Long-term deferred revenue	30,427	31,501
Long-term preferred stock obligation of subsidiary	-	18,265
Long-term operating lease liabilities	8,093	9,817
Long-term debt and other liabilities	78,633	150,651
Total liabilities	169,923	269,133

Redeemable Series B preferred stock (liquidation preference of $64,020 as of October 31, 2021 and October 31, 2020)	59,857	59,857
Redeemable noncontrolling interests	3,030	-
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 and 337,500,000 shares authorized as of October 31, 2021 and 2020 respectively; 366,618,693 and 294,706,758 shares issued and outstanding as of October 31, 2021 and 2020, respectively	37	29
Additional paid-in capital	1,908,471	1,359,454
Accumulated deficit	(1,265,251)	(1,164,196)
Accumulated other comprehensive loss	(819)	(739)
Treasury stock, Common, at cost (73,430 and 56,411 shares as of October 31, 2021 and 2020, respectively)	(586)	(432)
Deferred compensation	586	432

Total equity	642,438	194,548
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$875,248	$523,538

(1)	The consolidated assets as of October 31, 2021 and 2020 include $54,375 and $0, respectively, of assets of the variable interest entity (“VIE”) that can only be used to settle obligations of the VIE. These assets include cash of $1,364 and $0 as of October 31, 2021 and 2020, respectively, and project assets of $53,012 and $0 as of October 31, 2021 and 2020, respectively.

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2021	2020
Revenues:
Product	$-	$-
Service and license	(126)	5,436
Generation	6,721	5,148
Advanced Technologies	7,340	6,415
Total revenues	13,935	16,999

Costs of revenues:
Product	1,786	2,412
Service and license	3,743	8,127
Generation	12,752	10,297
Advanced Technologies	4,019	4,208
Total cost of revenues	22,300	25,044

Gross loss	(8,365)	(8,045)

Operating expenses:
Administrative and selling expenses	10,684	7,603
Research and development expense	3,505	1,474
Total costs and expenses	14,189	9,077
Loss from operations	(22,554)	(17,122)

Interest expense	(1,701)	(4,268)
Change in fair value of common stock warrant liability	-	2,225
Other income, net	103	314
Loss before benefit (provision) for income taxes	(24,152)	(18,851)
Benefit (provision) for income taxes	1	(5)

Net loss	(24,151)	(18,856)
Net income attributable to redeemable noncontrolling interest	30	-
Net loss attributable to FuelCell Energy, Inc.	(24,181)	(18,856)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(24,981)	$(19,656)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.07)	$(0.08)
Basic and diluted weighted average shares outstanding	366,668,154	256,375,578

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Year Ended October 31,
	2021	2020
Revenues:
Product	$-	$-
Service and license	19,791	25,133
Generation	24,027	19,943
Advanced Technologies	25,767	25,795
Total revenues	69,585	70,871
Costs of revenues:
Product	7,976	9,924
Service and license	24,735	24,545
Generation	36,017	27,873
Advanced Technologies	16,496	16,254
Total costs of revenues	85,224	78,596
Gross loss	(15,639)	(7,725)
Operating expenses:
Administrative and selling expenses	37,948	26,644
Research and development expenses	11,315	4,797
Total costs and expenses	49,263	31,441
Loss from operations	(64,902)	(39,166)
Interest expense	(7,363)	(15,294)
(Loss) gain on extinguishment of debt and financing obligation	(11,156)	1,801
Extinguishment of Series 1 preferred share obligation	(934)	-
Change in fair value of common stock warrant liability	(15,974)	(37,086)
Other (expense) income, net	(694)	684
Loss before provision for income taxes	(101,023)	(89,061)
Provision for income taxes	(2)	(46)
Net loss	(101,025)	(89,107)
Net income attributable to redeemable noncontrolling interest	30	-
Net loss attributable to FuelCell Energy, Inc.	(101,055)	(89,107)
Series B preferred stock dividends	(3,200)	(3,331)
Net loss attributable to common stockholders	$(104,255)	$(92,438)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.31)	$(0.42)
Basic and diluted weighted average shares outstanding	334,742,346	221,960,288

FuelCell Energy Fourth Quarter And Fiscal Year 2021 Results  Page 11

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the legal settlement recorded during the first quarter of fiscal 2020, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended October 31,		Year Ended October 31,

(Amounts in thousands)	2021	2020	2021	2020
Net loss	$ (24,151)	$ (18,856)	$ (101,025)	$ (89,107)
Depreciation and amortization (1)	4,951	5,549	19,872	19,377
(Benefit) provision for income tax	(1)	5	2	46
Other (income)/expense, net (2)	(103)	(314)	694	(684)
Loss (gain) on extinguishment of debt and financing obligation	-	-	11,156	(1,801)
Extinguishment of Series 1 preferred share obligation	-	-	934	-
Change in fair value of common stock warrant liability	-	(2,225)	15,974	37,086
Interest expense	1,701	4,268	7,363	15,294
EBITDA	$ (17,603)	$ (11,573)	$ (45,030)	$ (19,789)
Impairment expense(3)	5,024	2,417	5,024	2,417
Share-based compensation expense	718	606	4,293	1,868
Legal settlement (4)	-	-	-	(2,200)
Adjusted EBITDA	$ (11,861)	$ (8,550)	$ (35,713)	$ (17,704)

(1)	Includes depreciation and amortization on our Generation portfolio of $3.7 million and $15.0 million for the three months and year ended October 31, 2021, respectively, and $4.3 million and $13.9 million for the three months and year ended October 31, 2020, respectively.
(2)	Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	This expense is included in Generation cost of revenues on the consolidated statement of operations.
(4)	The Company received a legal settlement of $2.2 million during the three months ended January 31, 2020, which was recorded as an offset to administrative and selling expenses.